Exhibit 99.1

Green Bankshares Expects Fourth Quarter Loss

GREENEVILLE, Tenn.--(BUSINESS WIRE)--December 30, 2008--Green Bankshares, Inc. (NASDAQ: GRNB), today announced that it expects to post a loss of between $14 million to $16 million for the fourth quarter of 2008, reflecting the impact of significant and continued weakness in residential real estate markets and its effect on the Company's loan portfolio and other asset values.

Commenting on the announcement, Stan Puckett, Chairman and Chief Executive Officer, noted that the expected fourth quarter loss relates primarily to an increase in the Company's provision for loan losses and write-downs on other real estate owned (OREO). The Company estimates that its loan loss provision for the fourth quarter will be in the range of $28 million to $30 million and OREO related write-downs or losses will be in the range of $3 million to $5 million. "The dramatic slowdown in residential real estate sales is well documented and its impact on our asset quality largely accounts for our fourth quarter loss."

Importantly, as Green Bankshares has worked to identify and address risks in its loan portfolio, the Company has sought to strengthen its capital base. Including the preferred stock issued to the U.S. Treasury on December 23, 2008, all risk-based capital ratios at December 31, 2008, are expected to significantly exceed the regulatory minimums required for the Company to be deemed a well-capitalized financial institution. The Tier 1 Leverage Ratio should approximate 11%; the Tier 1 Risk-Based Capital Ratio is projected to be about 14%; and the Total Risk-Based Capital Ratio is anticipated to be 15% – all exceeding the regulatory minimums of 5%, 6% and 10%, respectively. "Safety and soundness have been a key focus for Green Bankshares since 1890," Puckett continued, "and we believe our customers can take comfort in the ongoing capital strength of GreenBank and what that means for both their bank's ability to continue to provide lending products and services, and as to the safety and security of their deposits."

Primarily as a result of a deterioration in the Company's residential real estate portfolio, non-performing assets (NPAs) are projected to rise to $75 million to $77 million by December 31, 2008, from $52 million at September 30, 2008. The estimated NPA balance of $75 million to $77 million at December 31, 2008, is expected to comprise non-accrual loans in the range of $30 million to $32 million and OREO of $45 million to $47 million.

"We continue to confront a very challenging environment with respect to loan quality due to the ongoing downturn in the residential real estate market," Puckett said. "Our response has been and continues to be proactive as we navigate through this most difficult economic environment. Our performing, non-performing loans are estimated to be approximately $27 million by year-end, up from $7 million at the end of the third quarter. These are loans that are current in all respects, but have a high potential to default in the near future if economic conditions continue to deteriorate."

Puckett added, "While the remainder of the Company's loan portfolio (comprising consumer, commercial and commercial real estate) has performed well to this point, we expect the economic recession ultimately may affect these loans. In view of the continued deterioration in real estate loans and potential weakening in the remainder of our loan portfolio, we expect to increase our provision for loan losses to $28 million to $30 million for the fourth quarter of 2008, up from $8.6 million in the third quarter of 2008 and $10.8 million in the year-earlier quarter. As a result, our loan loss reserve is expected to increase to between 2.12% to 2.15% of total loans at December 31, 2008, from 1.50% of total loans at September 30, 2008."

Green Bankshares plans to report its results for the fourth quarter and year ended December 31, 2008, on or about January 22, 2009.

Greeneville, Tennessee-based Green Bankshares, Inc., with total assets of approximately $3.0 billion, is the holding company for GreenBank. GreenBank, which traces its origin to 1890, has 63 branches across East and Middle Tennessee, and one branch each in Bristol, Virginia, and Hot Springs, North Carolina. It also provides wealth management services through its GreenWealth Division and residential mortgage lending through its Mortgage Division. In addition, GreenBank conducts separate businesses through three wholly owned subsidiaries: Superior Financial Services, Inc., a consumer finance company; GCB Acceptance Corporation, a consumer finance company specializing in automobile lending; and Fairway Title Co., a title insurance company.

Certain matters discussed in this news release are not historical facts but are "forward-looking statements" within the meaning of and are furnished pursuant to the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Risks and uncertainties related to the Company's business are discussed in the Company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2006, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, and include, but are not limited to, (1) unanticipated deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (2) continued deterioration in the residential real estate market; (3) lack of sustained growth in the economy in the markets that the Company serves; (4) changes in the legislative and regulatory environment; (5) the Company's inability to successfully implement its growth strategy; and (6) the loss of key personnel. The Company undertakes no obligation to update forward-looking statements.

CONTACT:
Green Bankshares, Inc.
James E. Adams, 423-278-3050
Executive Vice President and Chief Financial Officer